Exhibit 10.7.1

Employment Arrangements with Tilman J. Falgout, III

America’s Car-Mart, Inc. (the “Company”) does not have a written employment agreement with Tilman J. Falgout, III.  Mr. Falgout receives an annual salary of $330,000 per year and a quarterly bonus equal to 0.5% of the Company’s net income during such period.  In addition, Mr. Falgout is entitled to the following fringe benefits:  use of a company car, cell phone service, long-term disability insurance, health insurance for him and his family and payment of health or country club dues, which dues were approximately $6,000 during fiscal 2005.  Mr. Falgout’s salary, bonus and fringe benefits are subject to adjustment at the discretion of the Company’s board of directors and price increases.